Exhibit 5.1

July 31, 2012

DigitalGlobe, Inc.

1601 Dry Creek Drive, Suite 260

Longmont, Colorado 80503

Ladies and Gentlemen:

We are acting as counsel to DigitalGlobe, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the registration of up to 3,800,000 shares of the common stock, par value $0.001 per share (the “Common Stock”), of the Company (the “Shares”), pursuant to its 2007 Employee Stock Option Plan as amended and restated (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, following the (i) effectiveness of the Registration Statement, (ii) issuance of the Shares reserved for issuance under the Plan in accordance with the terms of the Plan, and any relevant forms of agreements issued pursuant thereto, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors or a duly authorized committee of the Board of Directors authorizing the issuance thereof, the Shares will be validly issued, fully paid and nonassessable.

DigitalGlobe, Inc.

July 31, 2012

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ GROSS HARTMAN LLC